Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Univest 1996 Employee Stock Purchase Plan of Univest Corporation of Pennsylvania and to the incorporation by reference therein of our report dated January 19, 1996, with respect to the consolidated financial statements of Univest Corporation of Pennsylvania incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                     /S/ Ernst & Young, LLP


Philadelphia, Pennslyvania
April 11, 1996